Exhibit 99.1
FOR IMMEDIATE RELEASE

Investor Contact:	Roger Fleischmann	Media Contact:	Jeff Beckman
	Levi Strauss & Co		Levi Strauss & Co.
	(800) 438-0349		(415) 501-3317
	rfleischmann@levi.com		jbeckman@levi.com
LEVI STRAUSS & CO. ANNOUNCES FIRST-QUARTER 2010 FINANCIAL RESULTS
•	Net income and net revenue grow

•	Solid cash flow and liquidity

•	Levi’s® brand grows worldwide
SAN FRANCISCO (April 13, 2010) — Levi Strauss & Co. (LS&Co.) today announced financial results for the first quarter ended February 28, 2010, and filed its first quarter 2010 results on Form 10-Q with the Securities and Exchange Commission.
Highlights include:

	Three Months Ended		% Increase
($ millions)	February 28, 2010	March 1, 2009	As Reported
Net revenues	$1,035	$951	9%
Net income	$56	$48	17%
Net revenues increased during the first-quarter, reflecting the continued growth of the Levi’s® brand worldwide including the benefit of business acquisitions made during 2009. Revenue improvements were partially offset by revenue declines in the wholesale channel in certain markets. Quarterly net revenues were up 4 percent excluding the positive effects of currency.
The increase in first-quarter net income was largely driven by the effects of currency. The company reported a strong liquidity position including cash and cash equivalents of $315 million and availability under the company’s revolving credit facility of $193 million.
“We’re off to a good start for 2010 with revenue growth and our Levi’s® brand performing well around the world,” said John Anderson, president and chief executive officer. “Our strategies are beginning to fuel top-line growth, with the acquisitions we made last year contributing to our overall revenue gains. We continue to invest in our business even as retail conditions remain challenging in many mature markets around the world, especially in Europe. These investments will put pressure on the bottom line in the near-term, but are essential to achieve our goal of sustained, profitable growth.”
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LS&Co. Q1 2010 Results/Add One
April 13, 2010
First-Quarter 2010 Highlights
•	Gross profit in the first quarter increased to $533 million compared with $445 million for the same period in 2009. Gross margin for the first quarter increased to 51.5 percent of revenues compared with 46.8 percent of revenues in the same quarter of 2009. The gross margin improvement reflected strong Levi’s® brand performance, lower inventory markdown activity and increased contribution from company-operated retail stores, which typically generate a higher gross margin than the wholesale business.

•	Selling, general and administrative (SG&A) expenses for the first quarter increased to $426 million from $339 million in the same period of 2009. Higher SG&A was primarily due to additional selling expenses related to the expansion of the company-operated retail network, higher advertising and promotion expense as the company increased support for its Levi’s® and Dockers® brands, and higher administration expenses associated with pension and postretirement benefit plans.

•	Operating income for the first quarter was $107 million compared with $106 million for the same period of 2009. Higher regional operating income, resulting from higher revenues and gross margins, was offset by higher corporate expenses.
Regional Overview
Regional net revenues for the quarter were as follows:

			% Increase (Decrease)
Net Revenues ($ millions)	February 28, 2010	March 1, 2009	As Reported	Constant Currency
Americas	$545	$504	8%	7%
Europe	$306	$267	15%	6%
Asia Pacific	$184	$180	2%	(5)%
•	The net revenue increase in the Americas was primarily due to the contribution to revenues from the Levi’s® and Dockers® outlet stores acquired in 2009 and the performance of Levi’s® brand products across all consumer segments in the wholesale channel. These improvements were partially offset by lower Signature and U.S. Dockers® brand sales.
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LS&Co. Q1 2010 Results/Add Two
April 13, 2010
•	Net revenues improved in Europe, benefiting from the impact of currency, the acquisition of the footwear and accessory business during 2009, and expansion of the company-operated retail network across the region. Revenue gains were partly offset by continued lower sales in the wholesale channel, reflecting the continued difficult retail environment across the region.

•	Net revenues in Asia Pacific increased on a reported basis and decreased on a constant currency basis. Growth in the company’s developing markets in the region — driven by brand-dedicated retail store expansion — was more than offset by lower revenue performance in several mature markets.
Cash Flow and Balance Sheet
The company ended the first quarter with cash and cash equivalents of $315 million, an increase of $45 million from November 29, 2009. Cash provided by operating activities was $76 million, compared with $10 million for the same period in 2009, primarily reflecting the company’s operating results and focus on inventory management. Net debt was $1.51 billion at the end of the quarter, down from $1.58 billion at the end of 2009.
“With net revenues up, improved gross margins and growth at the bottom line, we are delivering solid performance across the key financial metrics,” said Blake Jorgensen, chief financial officer. “Our strong cash flow and improved liquidity position enable us to continue to invest behind our strategic growth initiatives and position the company for profitable growth when economic conditions improve.”
Investor Conference Call
The company’s first-quarter 2010 investor conference call will be available through a live audio Webcast at www.levistrauss.com/Financials/EarningsWebcasts.aspx today, April 13, 2010, at 1 p.m. PST/4 p.m. EST. A replay is available on the Web site the same day and will be archived for one month. A telephone replay also is available through April 30, 2010 at 800-642-1687 in the United States and Canada, or 706-645-9291 internationally; I.D. No. 66026948.
This news release contains, in addition to historical information, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. We have based these forward-looking statements on our current assumptions, expectations and projections about future events. We use words like “believe,” “will,” “so we can,” “when,” “anticipate,” “intend,” “estimate,” “expect,” “project” and similar expressions to identify forward-looking statements, although not all forward-looking statements contain these words. These forward-looking statements are necessarily estimates reflecting the best judgment of our senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. Investors should consider the information contained in our filings with the U.S. Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the fiscal year ended 2009, especially in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections. Other unknown or unpredictable factors also could have material adverse effects on our future results, performance or achievements. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this news release may not occur. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date stated, or if no date is stated, as of the date of this news release. We are not under any obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this news release to reflect circumstances existing after the date of this news release or to reflect the occurrence of future events even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized.
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LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
	February 28,	November 29,
	2010	2009
	(Dollars in thousands)
ASSETS
Current Assets:
Cash and cash equivalents	$315,369	$270,804
Restricted cash	3,401	3,684
Trade receivables, net of allowance for doubtful accounts of $21,667 and $22,523	455,457	552,252
Inventories:
Raw materials	6,146	6,818
Work-in-process	9,297	10,908
Finished goods	440,950	433,546

Total inventories	456,393	451,272
Deferred tax assets, net	134,477	135,508
Other current assets	103,276	92,344

Total current assets	1,468,373	1,505,864
Property, plant and equipment, net of accumulated depreciation of $659,462 and $664,891	421,941	430,070
Goodwill	239,707	241,768
Other intangible assets, net	97,020	103,198
Non-current deferred tax assets, net	587,500	601,526
Other assets	106,876	106,955

Total assets	$2,921,417	$2,989,381

LIABILITIES, TEMPORARY EQUITY AND STOCKHOLDERS’ DEFICIT
Current Liabilities:
Short-term borrowings	$27,759	$18,749
Current maturities of long-term debt	—	—
Current maturities of capital leases	1,649	1,852
Accounts payable	198,059	198,220
Other accrued liabilities	211,851	271,019
Accrued salaries, wages and employee benefits	155,461	195,434
Accrued interest payable	34,431	28,709
Accrued income taxes	29,069	12,993

Total current liabilities	658,279	726,976
Long-term debt	1,793,434	1,834,151
Long-term capital leases	4,638	5,513
Postretirement medical benefits	154,566	156,834
Pension liability	378,453	382,503
Long-term employee related benefits	91,885	97,508
Long-term income tax liabilities	57,689	55,862
Other long-term liabilities	44,202	43,480

Total liabilities	3,183,146	3,302,827

Commitments and contingencies (Note 7)
Temporary equity	3,726	1,938

Stockholders’ Deficit:
Levi Strauss & Co. stockholders’ deficit
Common stock—$.01 par value; 270,000,000 shares authorized; 37,300,215 shares and 37,284,741 shares issued and outstanding	373	373
Additional paid-in capital	39,331	39,532
Accumulated deficit	(66,803)	(123,157)
Accumulated other comprehensive loss	(254,998)	(249,867)

Total Levi Strauss & Co. stockholders’ deficit	(282,097)	(333,119)
Noncontrolling interest	16,642	17,735

Total stockholders’ deficit	(265,455)	(315,384)

Total liabilities, temporary equity and stockholders’ deficit	$2,921,417	$2,989,381

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended
	February 28,	March 1,
	2010	2009
	(Dollars in thousands)
	(Unaudited)
Net sales	$1,016,007	$931,254
Licensing revenue	19,199	20,210

Net revenues	1,035,206	951,464
Cost of goods sold	502,278	506,343

Gross profit	532,928	445,121
Selling, general and administrative expenses	425,677	339,081

Operating income	107,251	106,040
Interest expense	(34,173)	(34,690)
Other income, net	12,463	2,989

Income before income taxes	85,541	74,339
Income tax expense	29,672	26,349

Net income	55,869	47,990
Net loss attributable to noncontrolling interest	485	79

Net income attributable to Levi Strauss & Co.	$56,354	$48,069

The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.

LEVI STRAUSS & CO. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended
	February 28,	March 1,
	2010	2009
	(Dollars in thousands)
	(Unaudited)
Cash Flows from Operating Activities:
Net income	$55,869	$47,990
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	25,524	17,799
Asset impairments	580	80
Gain on disposal of property, plant and equipment	(121)	(29)
Unrealized foreign exchange (gains) losses	(12,677)	604
Realized loss (gain) on settlement of forward foreign exchange contracts not designated for hedge accounting	2,364	(3,390)
Employee benefit plans’ amortization from accumulated other comprehensive loss	944	(4,891)
Employee benefit plans’ curtailment loss (gain), net	100	(1,808)
Amortization of deferred debt issuance costs	1,144	1,053
Stock-based compensation	1,586	1,524
Allowance for doubtful accounts	1,306	2,058
Change in operating assets and liabilities (excluding assets and liabilities acquired):
Trade receivables	78,826	82,096
Inventories	(20,683)	(22,476)
Other current assets	(11,326)	(2,776)
Other non-current assets	(6,103)	(1,280)
Accounts payable and other accrued liabilities	(18,224)	(70,532)
Income tax liabilities	15,591	14,946
Accrued salaries, wages and employee benefits	(38,560)	(49,103)
Long-term employee related benefits	(3,772)	(1,571)
Other long-term liabilities	3,220	(1,172)
Other, net	(61)	537

Net cash provided by operating activities	75,527	9,659

Cash Flows from Investing Activities:
Purchases of property, plant and equipment	(36,365)	(14,687)
Proceeds from sale of property, plant and equipment	914	99
(Payments) proceeds on settlement of forward foreign exchange contracts not designated for hedge accounting	(2,364)	3,390
Acquisitions, net of cash acquired	—	(3,479)
Other	(114)	—

Net cash used for investing activities	(37,929)	(14,677)

Cash Flows from Financing Activities:
Repayments of long-term debt and capital leases	(454)	(18,195)
Short-term borrowings, net	8,884	1,711
Restricted cash	(32)	(385)
Dividends to noncontrolling interest shareholders	—	(694)

Net cash provided by (used for) financing activities	8,398	(17,563)

Effect of exchange rate changes on cash and cash equivalents	(1,431)	(2,138)

Net increase (decrease) in cash and cash equivalents	44,565	(24,719)
Beginning cash and cash equivalents	270,804	210,812

Ending cash and cash equivalents	$315,369	$186,093

Supplemental disclosure of cash flow information:
Cash paid during the period for:
Interest	$26,283	$27,550
Income taxes	16,500	9,538
The notes accompanying our consolidated financial statements in our Form 10-Q are an integral part of these consolidated financial statements.